Exhibit 99.1

PLATO Learning Reports First Quarter 2009 Results

MINNEAPOLIS--(BUSINESS WIRE)--March 3, 2009--PLATO Learning, Inc. (NASDAQ: TUTR):

First Quarter Highlights

  Subscription Revenue up 24%; Subscription Orders up 18%
  Gross Margins Improve to 58% From 46% in Q108
  Net Income of $259,000, or $0.01 per Share, vs. Net Loss of $3.9 million, or ($0.16) per Share, in Q108
  PLE™ Orders Increase 38%

PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K–adult e-learning solutions, today announced results for its fiscal 2009 first quarter ended January 31, 2009.

Total revenue for the first quarter was $16.0 million, compared to $16.1 million in the first quarter of 2008. Subscription revenue increased 24% to $9.9 million from $8.0 million in the first quarter last year. License fee revenue declined to $1.0 million from $2.3 million in the first quarter of 2008 on lower orders for the Company’s legacy perpetual products. Subscription orders grew 18% to $6.7 million compared to $5.6 million in the prior year. Improved gross margins and operating efficiencies resulted in the Company reporting a first quarter profit of $259,000, or $0.01 per share, compared to a net loss of ($3.9) million, or ($0.16) per share, a year ago. Total orders for the quarter were $10.8 million, compared to $10.6 million in the first quarter of fiscal 2008.

Vin Riera, PLATO Learning President and CEO said, “The achievement of profitability in the first quarter is a strong indication of the progress we’re making in our business. We continue to deliver solid increases in subscription orders and revenues in the quarter, and the leverage of our software-as-a-service (SaaS) business model resulted in significant improvements in gross margins and operating expenses compared to a year ago.

“In addition to the significant improvements in our financial results, we are very pleased by the continued market success of our instructional solutions delivered on PLE™. During the first quarter we added 71 school districts and community colleges as first-time subscribers to PLE™, bringing our total PLE™ customer base to more than 1,240 educational institutions across the U.S., a 49% increase over the first quarter of fiscal 2008. New PLATO Learning customers accounted for more than half of the total PLE™ customers added in the quarter. Registered users of PLE™ grew to 1.3 million at January 31, 2009, a 108% increase compared to this time last year. While overall economic conditions remain challenging, we believe our industry leading instructional solutions delivered on our PLE™ platform will lead to continued growth of our SaaS business going forward,” Mr. Riera concluded.

Subscription margins in the first quarter improved 19 percentage points to approximately 60%, resulting in an improvement in total gross margins for the quarter to 58%, compared to 46% in the same quarter last year. The improvement in subscription margins reflects a 24% growth in subscription revenues, and a decline in subscription product amortization due to lower capitalized software development, and impairments, in fiscal 2008. Operating expenses in the first quarter decreased more than 20% to $9.1 million, compared to $11.4 million in the same quarter last year. Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure), were $3.0 million in the first quarter of 2009, compared to $0.4 million in the first quarter of 2008.

Cash and cash equivalents at January 31, 2009 were $12.3 million, compared to $20.0 million at December 31, 2008. The quarterly decline in cash reflects the normal seasonality of the education market, and approximately $3.0 million in non-recurring cash payments, including $1.7 million in severance paid to terminated employees, and $1.3 million in non-recurring royalty payments.

Guidance

Mr. Riera continued, “We achieved strong double digit subscription order and revenue growth in the first quarter, but given the general economic environment and unclear outlook for education spending, we continue to remain cautious regarding the outlook for the remainder of fiscal 2009. Therefore we are reaffirming our previously provided guidance that we expect high-single-digit subscription order growth, and low double-digit subscription revenue growth in fiscal 2009. Cash balances at the end of the first quarter finished where we expected. Cash is expected to decline modestly at the end of the second quarter, our seasonal low point historically, to between $9.0 million and $10.0 million, and build again in the back half of the fiscal year as we move through the primary K-12 buying season. We continue to expect cash balances to end fiscal year 2009 at or slightly above $20 million.

“We are very pleased to have achieved profitability in the first quarter. Profitability for fiscal 2009 remains our goal; however, we are not providing that guidance at this time,” Mr. Riera concluded.

Conference Call

A conference call to discuss this announcement is scheduled for today, March 3, 2009, at 3:45 pm CT (4:45 pm ET). The dial-in number for this call is 800-240-5318 in the U.S. and Canada, and 303-242-0002 internationally. Attendees should call 10 minutes prior to the start of the call and inform the operator they are participating in PLATO Learning’s call. A recording of the call will be available from 6:00 pm CT (7:00 pm ET) on March 3, 2009, until midnight on March 10, 2009. To access the recording, call 800-405-2236 in the U.S. and Canada and 303-590-3000 internationally. At the prompt, enter pass code number 11127124#.

Additionally, investors have the opportunity to listen to the conference call over the Internet through PLATO Learning’s web site at http://www.plato.com/Investor-Relations/Conference-Calls.aspx.

About PLATO Learning

PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. The Company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

PLATO Learning is a publicly held company traded as TUTR on the NASDAQ market. PLATO Learning’s online educational software is primarily marketed to K–12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has sales representatives located throughout the U.S., as well as international distributors in Canada, the United Kingdom and South Africa. For more information, please visit http://www.plato.com.

The announcement includes the use of non-GAAP financial measures that are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures have been used in this announcement because the Company believes they are useful to investors by providing greater transparency to supplemental information used in the Company’s internal financial and operational analysis. Investors are encouraged to review the reconciliations attached to this announcement of the non-GAAP financial measures used in this announcement to their most directly comparable GAAP financial measures.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company's most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Actual results may differ materially from anticipated results.

PLATO®, Straight Curve® and Academic Systems® are registered trademarks of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc.

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	January 31,
	2009	2008
REVENUES
Subscriptions	$9,868	$7,969
License fees	1,004	2,251
Services	5,165	5,915
Total revenues	16,037	16,135

COST OF REVENUES
Subscriptions	3,888	4,649
License fees	439	1,423
Services	2,428	2,595
Total cost of revenues	6,755	8,667

GROSS PROFIT	9,282	7,468

OPERATING EXPENSES
Sales and marketing	5,887	7,005
General and administrative	2,424	2,950
Product maintenance and development	567	1,076
Amortization of intangibles	213	388
Total operating expenses	9,091	11,419

OPERATING INCOME (LOSS)	191	(3,951)

Other income, net	68	192

INCOME (LOSS) BEFORE INCOME TAXES	259	(3,759)

Income tax expense	-	152

NET INCOME (LOSS)	$259	$(3,911)

INCOME (LOSS) PER SHARE
Basic	$0.01	$(0.16)
Diluted	$0.01	$(0.16)

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING
Basic	23,983	23,790
Diluted	24,260	23,790

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	January 31,	October 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$12,274	$20,018
Accounts receivable, net	4,702	6,834
Other current assets	6,744	7,408
Total current assets	23,720	34,260

Equipment and leasehold improvements, net	3,187	3,589
Product development costs, net	23,760	24,086
Identified intangible assets, net	3,388	3,723
Other long-term assets	2,934	3,309
Total assets	$56,989	$68,967

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,579	$3,085
Accrued compensation	2,378	3,996
Other accrued liabilities	3,158	6,909
Deferred revenue	31,931	36,005
Total current liabilities	39,046	49,995

Long-term deferred revenue	7,284	8,916
Total liabilities	46,330	58,911

Stockholders' equity:
Common stock	241	240
Additional paid-in capital	171,443	171,143
Treasury stock at cost	(315)	(315)
Accumulated deficit	(159,532)	(159,790)
Accumulated other comprehensive loss	(1,178)	(1,222)
Total stockholders' equity	10,659	10,056
Total liabilities and stockholders' equity	$56,989	$68,967

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended
	January 31,
	2009	2008
OPERATING ACTIVITIES:
Net income (loss)	$259	$(3,911)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred income taxes	-	152
Depreciation and amortization	2,840	4,360
Stock-based compensation	264	(162)
Other adjustments	14	3
Changes in operating assets and liabilities:
Accounts receivable	2,132	4,707
Other current and long-term assets	994	386
Accounts payable	(1,506)	(407)
Other current and long-term liabilities	(5,366)	(2,301)
Deferred revenue	(5,706)	(4,812)
Total adjustments	(6,334)	1,926
Net cash used in operating activities	(6,075)	(1,985)

INVESTING ACTIVITIES:
Capitalized internal product development costs	(1,648)	(3,170)
Purchases of equipment and leasehold improvements	(98)	(127)
Net cash used in investing activities	(1,746)	(3,297)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	37	59
Repayments of capital lease obligations	(3)	(11)
Net cash provided by financing activities	34	48

EFFECT OF CURRENCY EXCHANGE RATE CHANGES
ON CASH AND CASH EQUIVALENTS	43	30

Net decrease in cash and cash equivalents	(7,744)	(5,204)

Cash and cash equivalents at beginning of period	20,018	24,297

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,274	$19,093

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Order Information ($000s)
Order Value ($000)
	Three Months Ended January 31,
	2009	2008	% Change

Subscriptions	6,674	5,639	18%

License fees	1,031	1,483	(30%)

Services	3,134	3,480	(10%)
	$10,839	$10,602	2%

Reconciliation of Deferred Revenue Backlog to Deferred Revenue ($000):

	As of January 31,
	2009	2008	% Change

Deferred revenue, including unbilled
amounts under long-term, non-cancellable
subscription agreements:

Subscriptions	$38,360	$30,661	25%

License fees	488	600	(19%)

Services	9,696	13,121	(26%)

Deferred Revenue Backlog	48,544	44,382	9%

Less: Unbilled amounts under
non-cancelable agreements	(9,329)	(4,594)	103%

Deferred Revenue	$39,215	$39,788	(1%)

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Reconciliation of GAAP Net Income (Loss) To Non-GAAP Earnings before
Interest, Taxes, Depreciation and Amortization ("EBITDA") ($000)
	Three Months Ended

	January 31,
	2009	2008
Net income (loss)	$259	$(3,911)
Income taxes	-	152
Interest, net	(82)	(192)
Depreciation and amortization	2,797	4,316
EBITDA	$2,974	$365

CONTACT:
PLATO Learning, Inc.
Rob Rueckl, 952-832-1000
Chief Financial Officer
or
MKR Group
Todd Kehrli, 323-468-2300
or
Charles Messman, 323-468-2300